Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Lucera Blount Parker
January 22, 2007		(919) 687-7802
(919) 687-7821 fax
lucera.parker@mfbonline.com

DIRECTOR EMERITUS TUCKER NAMED INTERIM PRESIDENT OF

M&F BANK

Durham, NC – (January 22, 2007) – The Board of Directors of Mechanics and Farmers Bank (“M&F Bank”) today announced that Mr. Walter S. Tucker has been named interim President & CEO, effective Tuesday January 23, 2007.

Tucker’s 40-year career with M&F Bank began as a teller in Durham in 1957. He worked his way up through the ranks, eventually becoming City Executive in Charlotte, and then in Winston-Salem. In addition to his service as an officer of the Bank, Mr. Tucker served as member of the Board of Directors for 25 years, and has been an active director emeritus for the past 10 years.

“We’re extremely pleased to have a veteran banker like Walter Tucker step in at this time. It’s typical for Walter to be willing to go the “extra mile” rather than rest on his laurels, and he has our full support,” said James A. Stewart, chairman of the M&F Bank Board of Directors.

Tucker’s goals are to help M&F Bank maintain their current positive trend and ensure a seamless transition between chief executives.

M&F Bank, a state-chartered commercial bank, was founded in 1907 and has operated continuously and profitably since opening in 1908. The Bank’s mission is to meet the financial services needs of the communities it serves, promote personal and community development, and to provide quality service to all while continuing its tradition of serving those who historically have been underserved. M&F Bank is the wholly-owned subsidiary of M&F Bancorp, Inc. (the Company), a one-bank holding company headquartered in Durham, NC, with assets of approximately $248 million as of September 30, 2006. The Company's common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB” For additional information contact M&F Bank Corporate Center, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

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